Exhibit 99.3

Contact:	Louis J. Weir Chairman 360-475-9374
WSB Financial Agrees to Regulatory Order
Implementing Comprehensive Corrective Plan
Bremerton, WA — March 12, 2008 — WSB Financial Group (NASDAQ: WSFG), today reported that Westsound Bank, its sole operating subsidiary, has signed an agreement with the Federal Deposit Insurance Corporation (FDIC) and the Washington Department of Finance (DFI) to enter into a cease and desist order which primarily addresses the Bank’s past lending practices and the Company is implementing a comprehensive plan to achieve full compliance. As part of that plan, Mark D. Freeman was appointed Interim CEO, replacing David K Johnson, who resigned effective March 7, 2008. Janet Hobson has been appointed Vice President and Chief Accounting Officer, and Tracy Pelley was named Vice President and Controller. Freeman will remain as CFO and also serve as interim CEO until a new CEO is named, which is anticipated within 60 days.
Although Westsound Bank has agreed to the order, it has not admitted or denied any allegations of unsafe or unsound banking practices, or any legal or regulatory violations. The order is a formal action by the FDIC and DFI requiring the Bank to take corrective measures in a number of areas. No monetary penalties were assessed by the FDIC in connection with the order.
“The order does not in any way restrict Westsound Bank from transacting its normal banking business,” said Louis Weir, Chairman. “The Bank will continue to serve its customers in all areas including making loans, establishing lines of credit, accepting deposits and processing banking transactions. All customer deposits remain fully insured to the highest limits set by the FDIC.
“This order is not unexpected, given the recent issues we have identified with our loan portfolio, and we are working expeditiously to fully comply with the order as quickly as possible,” Weir continued. “When we discovered the problems in our residential construction loan program, our management team began working pro-actively with both the FDIC and the DFI. Consequently, we have already addressed many of the corrective actions outlined in the order and several of these issues have already been resolved.”
The FDIC order directs Westsound Bank to take certain measures in the areas of management evaluation, employee compensation, capital management, loan loss allowance determination, loan portfolio review, lending and collection policies, loan documentation, monitoring of compliance, risk management, internal controls and audit standards, liquidity management and board oversight, and restricts payment of dividends. Westsound Bank has been working with these regulatory agencies and has acted promptly on directions it has received from these agencies in the past several months, including the following actions:
•	Conducting a comprehensive review of the qualifications of management and existing staff and consideration of potential changes that may be required;

•	Engaged a management recruiting firm to conduct a nationwide search for a new Chief Executive Officer, and identified four highly qualified candidates for the position;

•	Retained an independent third party consultant to review and evaluate the loan portfolio and began implementing many of his recommendations to improve the Bank’s loan approval and loan servicing processes;

•	Added $13.9 million to total provisions for loan losses and unfunded commitments in the third quarter of 2007 and plans to boost fourth quarter 2007 reserves by approximately $1.5 million to $2.5 million;

•	Strengthened collections and loss recovery teams to accelerate resolution of problem loans.

•	Began developing a capital management plan to maintain strong capital ratios;

•	Began implementing new procedures to strengthen the monitoring of lending activities with particular emphasis on monitoring individual lender/borrower relationships;

•	Initiated a review of loan documentation policy and is correcting documentation deficiencies;

•	Developed a liquidity and funds management plan to address anticipated funding needs;

•	Increasing internal controls over loan portfolio review;

•	Establishing a communications procedure for reporting progress in all areas to the FDIC and DFI.
WSFG Regulatory Order
March 12, 2008

A number of these initiatives are complete and a number of policies and procedures have been implemented. As a result, the Bank has already acted upon several items addressed by the order.
“We currently have risk-based capital of 16%, and have been considered a ‘well capitalized’ institution for federal regulatory purposes for many years. As a result of the order the Federal Reserve Board (FRB) and the FDIC have reclassified the holding company and the Bank as ‘adequately capitalized’ for federal regulatory purposes,” Weir said. Because of this reclassification, the Bank’s borrowing costs and terms from the FRB, the Federal Home Loan Bank and other financial institutions, as well as the Bank’s premiums to the Deposit Insurance Fund administered by the FDIC, are expected to increase.

In addition, as a result of the FDIC order the Federal Reserve Bank of San Francisco recently notified WSB Financial Group, Inc. that it had designated the Company and Westsound Bank to be in a “troubled condition” for purposes of Section 914 of the Financial Institutions Reform, Recovery and Enforcement Act of 1989. Remedies for this designation are being implemented under the plan to address the order from the FDIC and DFI.
Following the filing of the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2007, the Nasdaq Stock Market notified the Company that it is now in compliance with the listing standards of the Nasdaq Stock Market and its shares will continue to be listed on the Nasdaq Global Market.
ABOUT WSB FINANCIAL GROUP, INC.
WSB Financial Group, Inc., based in Bremerton, Washington, is the holding company for Westsound Bank. The Bank was founded in 1999, and currently operates nine full service offices located within 5 contiguous counties within Western Washington. Our website is http://www.westsoundbank.com.
This news release may contain “forward-looking statements’’ that are subject to risks and uncertainties. These forward-looking statements describe management’s expectations regarding future events and developments such as future operating results, growth in loans and deposits, maintenance of the net interest margin, credit quality and loan losses, the efficiency ratio and continued success of the Company’s business plan. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The words “should,’’ “anticipate,’’ ‘expect,’’ will,’’ “believe,’’ and words of similar meaning are intended, in part, to help identify forward-looking statements. Future events are difficult to predict, and the expectations described above are subject to risk and uncertainty that may cause actual results to differ materially. In addition to discussions about risks and uncertainties set forth from time to time in the Company’s filing with the Securities and Exchange Commission, factors that may cause actual results to differ materially from those contemplated in these forward-looking statements include, among others: (1) local and national general and economic condition; (2) changes in interest rates and their impact on net interest margin; (3) competition among financial institutions; (4) legislation or regulatory requirements; (5) pending litigation; (6) reductions in loan demand or deposit levels; and (7) changes in loan collectibility, default and charge-off rates. WSB Financial Group, Inc. does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made. Any such statements are made in reliance on the safe harbor protections provided under the Securities Exchange Act of 1934, as amended.
NOTE: Transmitted on Prime Newswire on March 12, 2008
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